FORGEHOUSE, INC. COMMENCES TRADING
Trading Symbol is FOHE

Atlanta, Georgia - February 4, 2008 - ForgeHouse, Inc. (OTCBB: FOHE), formerly known as Milk Bottle Cards, Inc., announced today that it completed a series of transactions with ForgeHouse LLC, whereby ForgeHouse LLC became a wholly owned subsidiary of ours and we changed our name to ForgeHouse, Inc. This morning, ForgeHouse’s common stock became publicly tradable on the OTC Bulletin Board under our new symbol “FOHE”. Our new CUSIP number is 346299 100.

“Our first product, named OneVision-Security™, is a highly configurable and scaleable software solution, ideally suited for the critical infrastructure of organizations with single and multiple sites world-wide,” said John A. Britchford-Steel, CEO of ForgeHouse, Inc. “I am delighted that our vision can now be shared in the public markets, as we think this public transaction will be beneficial for our current and future stockholders.”

About OneVision®

OneVision is a modular software platform designed to be deployed in an enterprise or managed-hosted (on-demand model) configuration to meet our costumers’ needs. The first of a suite of web-based software solutions, OneVision-Security provides the tool-set to implement, monitor, assess, and validate best practices and procedures as related to security and safety. The software is scalable and is designed to be deployable to a single site or multiple sites on a global basis.

About ForgeHouse, Inc.

ForgeHouse® is an enterprise application software solutions and services company that is focused on providing enterprise class web-based solutions to increase productivity and accountability by workflow optimization. Its solutions and services are available to a variety of customers, from Fortune 1000 companies and governmental agencies, to small and mid-sized enterprises and businesses.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

CONTACT: ForgeHouse, Inc.
Jose Alonso
Chief Operating Officer
Tel: 770.923.7765 ext.125